Exhibit 99.1

SH&E International Air Transport Consultancy

AN APPRAISAL OF CERTAIN ASSETS OWNED BY EXPRESSJET

Prepared for:

EXPRESSJET

Ready. Set. Jet

Prepared by:

SH&E, Inc.

May 28, 2008

TABLE OF CONTENTS

1	Introduction, Determination & Assumptions	1

	1.1 Introduction	1

	1.2 Determination	1

	1.2.1 Spare Parts Values	2

	1.2.2 Spare Engine Values	2

	1.3 Physical Audits	2

	1.4 Assumptions	4

2	Description of Assets	6

	2.1 The Subject Assets	6

	2.2 Spare Parts Inventory	6

	2.3 Spare Engines	7

3	Methodology	9

	3.1 Definition of Terms	9

	3.1.1 Base Value	9

	3.1.2 Current Market Value	9

	3.2 Spare Parts Nomenclature	10

	3.3 Spare Parts Appraisal Methodology	12

	3.4 Spare Engine Appraisal Methodology	13

4	Market Assessment	15

	4.1 The Commercial Aviation Industry	15

	4.1.1 Summary	15

	4.1.2 Global Demand Trends	16

	4.1.3 Latest News	21

	4.1.4 Manufacturer Production & Deliveries	27

	4.2 United States Carrier Focus	29

	4.2.1 Recent Trends	29

	4.2.2 Latest US Major Airline Results	33

	4.2.3 Latest US Regional Airline Results	36

	4.3 Regional Jet Market Overview & Assessment	39

	4.3.1 Regional Jet Market Overview	39

Table of Contents	Page i

	4.3.2 Regional Jet Market Assessment	43

	4.4 Market Assessment for the Subject Assets	48

	4.4.1 Spare Parts Market Overview	48

	4.4.2 The AE3007 Series Engine Market Overview	49

5	Qualifications	51

6	Limitations	52

Appendices

Appendix A – Aircraft Description

Appendix B – Subject Spare Engines Valuation Detail

Table of Contents	Page ii

1	INTRODUCTION, DETERMINATION & ASSUMPTIONS

1.1	INTRODUCTION

ExpressJet (the “Client”) has retained Simat, Helliesen & Eichner, Inc., (“SH&E”) to prepare an opinion of the Current (or Fair) Market Value (“CMV”) of certain spare engines and spare parts (collectively, the “Subject Assets”).

SH&E conforms to the fundamental concepts and definitions of valuation established by the International Society of Transport Aircraft Trading (“ISTAT”). For the purpose of this report SH&E has undertaken a full appraisal, which includes a sample inspection of the Subject Assets and records aimed solely at determining the overall condition of the inventory to support the value opinions, and includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the assets, and possibly other adjustments to reflect the findings of the inspection.

Thus, for this type of appraisal, SH&E performed limited on-site inspections and sample audits of the Subject Assets at three of the Client’s facilities in Shreveport, Louisiana, Newark, New Jersey and Houston, Texas.

1.2	DETERMINATION

SH&E has determined the Current Market Values of the Subject Assets, expressed in 2008 US Dollars, to be as shown in Figure 1-1 below.

Figure 1-1: Subject Assets Current Market Value

Asset Class	Aggregate CMV (USDm)
Spare Parts	$96.00
Spare Engines	$84.56
Totals	$180.56

Source: ExpressJet, SH&E

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1.2.1	Spare Parts Values

Figure 1-2: Subject Spare Parts1 Current Market Value

Part Type	Quantity	CMAV² (USDm)	Aggregate CMV (USDm)
Expendable	6,142,574	$17.44	$16.76
Repairable	18,380	$22.79	$13.02
Rotable	9,552	$94.98	$66.22
Totals	6,170,506	$135.21	$96.00

Notes:	1\ Inventory is net of certain parts under Power by Hour (PBH) agreements that are not owned by ExpressJet.
2\ Current Moving Average Value (CMAV) is the reference value provided by ExpressJet, but not the cost basis.

Source: ExpressJet, SH&E

1.2.2	Spare Engine Values

Figure 1-3: Subject Spare Engines Current Market Value

Engine Manufacturer	Engine Model	Quantity	Aggregate CMV (USDm)
Rolls-Royce Allison	AE3007A1E	12	$31.74
Rolls-Royce Allison	AE3007A1/3	6	$12.71
Rolls-Royce Allison	AE3007A1P	17	$40.12
Totals		35	$84.56

Source: ExpressJet, SH&E

1.3	PHYSICAL AUDITS

As part of this appraisal, SH&E conducted an on-site assessment of ExpressJet on February 21 and 22, 2008 at its facility in Houston, Texas. Additional on-site audits took place at New Jersey’s Newark Liberty International Airport and Shreveport, Louisiana on March 3 and March 5, 2008, respectively. The purpose of these audits was to conduct a limited physical inspection to validate the reported quantities and condition of the Subject Assets.

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In Houston, Texas a high level review of the current operations supporting ExpressJet’s scheduled air carrier services was also conducted. SH&E’s review included interviews with key personnel, observations and audits at the facility with a focus on overall asset valuation. The objective of the assessments was to ensure current asset controls are consistent with industry standards to protect asset values.

With respect to the maintenance and asset tracking system, SH&E was given a demonstration of ExpressJet’s capabilities. The ability to check rights, authority and controls within the system was verified. The system provided critical information such as the times and cycles accumulated on engines, airframe, landing gear, and other components. The ability to track major component quantity, location and serviceability is easily manageable and accessible. In all areas, the computer tracking system appeared to perform well and could provide the data quickly and accurately. ExpressJet has also been working with the software vendor to tailor the software to its operation. The software appears robust and addresses most maintenance tracking issues faced by an airline. The implementation was a major three year project and the integration appears to be sound.

SH&E also visited ExpressJet’s stock room facilities in Houston, Newark and Shreveport. SH&E sampled a total 413 line items covering approximately 25% of the cost basis and representing 9,892 individual parts. All discrepancies in quantity initially identified were investigated using Aura - ExpressJet’s computerized inventory management system. System reports were reviewed to help determine the rational for any apparent discrepancy and, as expected, most were due to routine changes in the inventory between the date of the listing provided to SH&E and the date of the audit. These changes included parts in transit, parts sent to repair vendors, and parts sold or used in a higher assembly. The accuracy of the inventory management system was found to be equal to or better than the industry standard.

The general appearance of each facility was clean and well organized. In Houston, spare engines were stored in a hangar bay and were properly preserved, accompanied by the appropriate certification documents. In Newark, despite its crowded facility, the stock room was clearly labeled, properly binned and easily accessible. Some inexpensive parts in Newark and Shreveport were commingled in larger plastic containers, which made it more challenging to locate certain parts during the audit, though the parts were found.

Additionally, SH&E also conducted a limited review of the aircraft records keeping system and performed a random sample of engine records. Several life limited components, hot section and compressor components were sampled for various

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engines. The results confirmed full traceability of components back to birth. Landing gear, and other life limited components are tracked within the computer tracking system and appeared to be accurate. The engine records indicated Rolls Royce facilities had performed shop visits to a 7,000 hour build specification. The condition of the engines are evaluated through an engine trend monitoring program provided by a third party, DSS.

1.4	ASSUMPTIONS

SH&E made the following assumptions while performing this valuation:

•	That the Subject Assets meet all specifications and performance capabilities for standard engines, parts, and components.

•	That the Subject Assets have not been involved in any major incident or accident that resulted in significant damage.

•	That all normally required maintenance has been performed, including compliance with all mandatory U.S. Federal Aviation Administration (“FAA”) Airworthiness Directives.

•	That all parts and components are of Original Equipment Manufacturer’s (“OEM’s”) origin and are not manufactured under Parts Manufacturing Approval Authority (“PMA”) design approval.

•

That the Subject Assets’ records are in compliance with U.S. Federal Aviation Administration and International Civil Aviation Organization (“ICAO”) standards and, further, that all Life-Limited Parts (“LLPs”) records are traceable “back to birth.” “Back-to-birth” records are those that provide operating history information for each LLP from the date of its first delivery by the Original Equipment Manufacturer to its first operator and for each subsequent installation.

•	That all of the data and information provided by ExpressJet were accurate representations of the actual conditions or circumstances of the Subject Assets.

•

That SH&E could rely on ExpressJet’s determination as to the serviceability or unserviceability of the Subject Spare Parts. Any variation in their status would affect the values referenced herein. Values assume an “as-is, where is” condition with no additional value-enhancing modification.

•	That the Subject Spare Engines are in a condition similar to other engines of comparable age and type.

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•	That the Subject Assets are wholly owned by ExpressJet.

SH&E’s opinions are based upon historical values and expectations that it believes are reasonable. SH&E’s opinions could, and would, vary materially, should any of the above assumptions prove to be inaccurate.

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2	DESCRIPTION OF ASSETS

2.1	THE SUBJECT ASSETS

For this appraisal, ExpressJet provided SH&E with electronic listings of assets dated February 14, 2008. From the listings, the valuation of the Subject Assets were divided into the following categories:

•	Expendable, rotable and repairable spare parts inventory

•	A total of 35 spare engines, together with any 33 basic Quick Engine Change (“QEC”) kits

2.2	SPARE PARTS INVENTORY

ExpressJet’s inventory of spare parts consists of airframe, avionic and engine parts for its in-service fleet of Embraer ERJ family aircraft. SH&E was provided with an inventory list from ExpressJet’s materials management system, dated February 14, 2008.

The inventory list contained pertinent information about the spare parts and included manufacturer part number, description, acquisition cost, classification (expendable, rotable, and repairable), and quantity. ExpressJet’s current moving average value (CMAV) was provided in a separate file. The listing, before adjustments, contained 116,164 lines and 6,300,135 individual parts, with a total extended CMAV of $139.8 million. Several adjustments were made to the starting inventory to account for certain parts that are not owned by the airline or are not acceptable as collateral due to branding or airline modification. Included in these adjustments were a number of parts on power by the hour programs that are not owned by ExpressJet. A summary of the exclusions are detailed below:

Figure 2-1: Excluded Inventory

Classification	Quantity	CMAV
Branded & Non-Aircraft Parts	110,045	$1.80
ExpressJet Modified Parts	9,010	$0.49
PBH Parts Not Owned	10,574	$2.29
Totals	129,629	$4.57

Source: ExpressJet & SH&E

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After all adjustments, the final inventory, as appraised, consisted of 106,331 lines and 6,170,506 individual parts, with an extended CMAV of $135.2 million.

2.3	SPARE ENGINES

ExpressJet owns 35 spare engines, all of which are variants of the Rolls-Royce Allison AE3007 engine series. These engines are used to power ExpressJet’s fleet of Embraer 135 and 145 aircraft. Spare engines are maintained to replace engines which must undergo performance restoration or engines which must be removed due to foreign object damage and other unplanned events. The spare engines in ExpressJet’s portfolio on average have approximately 50% time remaining until the next performance restoration.

AE3007 Turbofan Overview

Thirty-three of the spare engines have basic quick engine change (QEC) kits. These kits add a significant amount of value, on the order of ten percent of the bare engine value, because they contain the components required to affix the engine to the aircraft.

The Rolls-Royce AE3007 turbofan engine is derived from the Rolls-Royce AE common core engine family which began development in 1985 with the AE 1107 turboshaft engine. The AE 2100 turboprop derivative followed, and third in the series, the AE3007 turbofan, designed to power the Embraer 145 family of regional aircraft, completing the family lineage.

The AE3007 powers the ERJ-145 series aircraft, the Embraer Legacy, Embraer SIVAM, Cessna Citation X and the Global Hawk UAV. It is a two-shaft, high-bypass ratio, modern turbofan engine that typically produces between 7,200-to-8,110 pounds of take-off thrust. Power management is provided by a dual channel FADEC system. This system also assists with the provision of maintenance and trend data. Testing of

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this engine commenced in July 1991 with entry into service occurring in December 1996 on Embraer ERJ-145 aircraft. Continental Express (now ExpressJet) inducted these engines into service in April 1997. As the ERJ-145 has been produced in various weight specifications, along with shortened ERJ-135 and ERJ-140 derivatives, several variants of the AE3007 have been produced.

The original variant, the AE3007A, fitted to the ERJ-145ER is a FADEC-based engine, flat rated ISA +15oC, with engine accessories and LRUs externally mounted. The AE3007A1 variant is the original engine installed on the ERJ-145LR and the ERJ-140LR and incorporates improved turbine materials and cooling technology, cooled HP turbine 2nd stage with a flat rating of ISA + 30oC. The AE3007A1P variant has take-off ratings originally up to 8,000 pounds of static thrust on take-off through the incorporation of an automatic power reserve (“APR”) in the event of opposing engine failure. This engine was tested, certificated and delivered in 1999 and was originally selected to power the Embraer Legacy business jet. The AE3007A1/3 variant was originally selected to power the ERJ-135LR and ERJ-140 and has ample power margin in typical operations given its flat rating of ISA + 30oC.

The latest engine, the AE3007A1E variant, is the most powerful engine in this series. It was first tested in 2001 and entered into service in March, 2002. It was selected for the ERJ-145XR, bringing increased payload and improved hot and high performance capability and providing a thrust improvement of 7% and range extensions of up to 35 % as compared to its predecessors. This variant represents the latest engine hardware standard for all for all current ratings and Ergs.

The AE3007 turbofan engine is predominantly used by the US regional operators such as American Eagle, Chautauqua Airlines, ExpressJet and Mesa. There are large fleets to be found in Europe; including Alitalia Express, BMI Regional, flybe, Air France Regional and LOT Polish Airlines.

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3	METHODOLOGY

Since SH&E was formed in 1963, the firm has appraised virtually every major type of commercial jet and turboprop aircraft, engine, spare part, flight simulator, maintenance tooling, hangar facility, and ground equipment. SH&E’s appraisals are performed in accordance with the Principles of Appraisal Practice and Code of Ethics established by the International Society of Transport Aircraft Trading (“ISTAT”).

3.1	DEFINITION OF TERMS

3.1.1	Base Value

The Base Value (“BV”) is the appraiser’s opinion of the underlying economic value of an asset in an open, unrestricted and stable market environment with a reasonable balance of supply and demand, and also assumes full considerations of its “highest and best use”. An asset’s BV is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

Since BV pertains to a somewhat idealized asset and market combination it may not necessarily reflect the actual value of the asset in question, but is a nominal starting value to which adjustments may be applied to determine an actual value. Since BV is related to long-term market trends, the BV definition is normally applied to analyses of historical values and projections of residual values and lease rates.

3.1.2	Current Market Value

The Current Market Value (“CMV”) is the appraiser’s opinion of the most likely trading price that may be generated for an asset under the market circumstances that are perceived to exist at the time in question. CMV assumes that the asset is valued for its highest, best use; that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable; and that the transaction would be negotiated in an open and unrestricted market on an arm’s-length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers.

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The CMV of a specific asset will tend to be somewhat consistent with its BV in a stable market environment, but where a reasonable equilibrium between supply and demand does not exist, trading prices, and therefore CMVs, are likely to be at variance with the BV of that asset. CMV may be based upon either the actual (or specified) physical condition and maintenance time status of the asset, or alternatively upon an assumed average physical condition and mid-life, mid-time maintenance time status, depending on the nature of the appraisal assignment.

The Aggregate CMV of multiple assets represents the total of the individual assets’ Current Market Values were they to be sold on an asset-by-asset basis, rather than the value of the assets if sold in bulk.

3.2	SPARE PARTS NOMENCLATURE

Aircraft and engine spare parts are generally categorized as follows:

•	Rotables

•

Rotables are those parts that wear over time and that can be repeatedly and economically restored to a serviceable condition. Rotable parts may have a useful life approximating the life of the flight equipment to which they are related. When in need of overhaul, rotable parts are generally worth 30%-50% of new, and after overhaul they are typically worth 70%-85% of new, depending on the age of the aircraft or engine type.

•	Examples of rotable parts include thrust reversers, auxiliary power units, landing gears, generators, valves and actuators. Rotable parts normally have a unique serial number.

•	Repairables

•

Repairables are those parts that can be economically restored to a serviceable condition, but that have a life that is considerably shorter than the life of the flight equipment to which they are related. In addition, they can be overhauled or repaired only a limited number of times. When in need of overhaul or repair, repairable parts are typically worth 30%-50% of new, and after overhaul 60%-80% of new.

•	Examples of repairable parts include engine cowlings, fairings, engine blades, flap track assemblies, and certain bearings, duct assemblies and fittings.

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•	Expendables

•	Expendables are parts that, once used, cannot be reused and, if not serviceable, generally cannot be overhauled or repaired.

•

Examples of expendable parts include hoses, tubes, small actuators, some brake components, small actuators, switches, etc. Consumables, such as gaskets, sealants, and compression fittings are often considered expendables as well.

•	Life-Limited Parts

•

Life-Limited Parts (“LLPs”) are parts that have a finite operating life that is defined by hours, cycles or calendar limit and are usually found in engines and landing gear assemblies. When an LLP reaches its life limit, it cannot be overhauled or repaired and typically is destroyed.

The condition of aircraft and engine parts are generally classified as follows:

•	New

•	New parts are parts that have never been used and are normally in the manufacturer’s original packaging.

•	Overhauled

•

Overhauled parts are parts that have been disassembled, cleaned, inspected, restored to manufacturer’s specifications and tested to defined overhaul standards. The overhaul process restored the part to near new service standards.

•	Serviceable

•	Serviceable parts are those that are in a condition satisfactory for installation on, attachment or appurtenance to, or use in an aircraft, engine or another spare part or appliance.

•	As Removed

•

An “As Removed” part is in the condition that it was in when it was removed from an operator’s aircraft or engine. Such a part can be installed, if operating normally prior to removal without prior testing on an aircraft or engine only in the same operator’s fleet. In all other cases, an “As Removed” part must be inspected and tested in an approved manner before it can be declared serviceable.

•	Unserviceable

•	Unserviceable components or parts have been removed from service, either because they did not work correctly, or because, upon inspection

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and testing, they were found not to meet certain prescribed standards. Such parts can be sent to suitable qualified facilities for repair or overhaul as required.

•	Beyond Economic Repair

•

An unserviceable part that, when inspected and tested, is found to require repairs that are estimated to cost more than the part is worth, is declared “Beyond Economic Repair” (“BER”) and is usually scrapped.

All parts, regardless of whether they are classified as “New,” “Overhauled,” or “Serviceable,” remain airworthy only as long as the part continues to comply with all approved storage, maintenance and FAA Airworthiness Directives requirements.

3.3	SPARE PARTS APPRAISAL METHODOLOGY

SH&E’s spare parts appraisal methodology, as applied to the ExpressJet inventory, is described below.

SH&E first obtained an itemized database of the parts to be valued from ExpressJet. The database contained the classification, manufacturer’s part number, part description, serial number, part condition, quantity, acquisition cost, stock point and bin location, acquisition date, and list price. The Inventory’s current moving average value (CMAV) was provided separately. A separate file containing the firm’s sales history for the last three years was also provided.

SH&E excluded certain line items containing material with airline-specific applications or parts whose utility by other users is limited, and line items related to engines that are in the process of being parted out but valued elsewhere in this appraisal as whole engines. The inventory remaining after the exclusions was then grouped into categories, based on the classification.

A detailed pricing survey was then performed on the manufacturer part numbers using SH&E’s internal resources containing more than eight million current price records from independent third parties, airlines, and spare part suppliers. For those parts that were not priced directly using SH&E’s resources, values were assigned using SH&E’s proprietary methodology that reviews parts with similar manufacturer part numbers and similar descriptions.

SH&E’s current market prices for the parts were initially based on an assumption that each part would be purchased separately, as a single unit in new condition. Values

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were then adjusted to reflect each part’s condition as reported by ExpressJet, using ratios obtained from industry resources and developed from prior SH&E parts appraisals.

Concurrent with the market research, SH&E conducted physical audits at ExpressJet’s Houston, Newark and Shreveport facilities to determine the integrity of the inventory management system, the completeness of the supporting material documentation, the existence of any obsolescence and the quality of the material handling and storage processes.

The results of SH&E’s audit indicated that ExpressJet’s inventory accuracy is above average found in the industry. Approximately 1% of the audited line items were found to be in error, with the net quantity of parts found being 0.1% less than reported, representing less than 0.1% of the audited cost. A conservative adjustment was made to the value of the inventory as an allowance for the accuracy of the inventory reporting systems, as determined during these physical audits.

An additional adjustment was made to provide consideration for those parts that are actively trading and those parts for which there has been no recent trading history. Similar consideration was given for parts that are surplus to the anticipated demand. SH&E’s methodology of assessing the quantity of parts considered active was based on ExpressJet’s three-year sales history files.

3.4	SPARE ENGINE APPRAISAL METHODOLOGY

SH&E routinely works with aircraft operators, engine repair vendors and aircraft engine lessors, and through this interaction SH&E reviews and exchanges a significant amount of engine financial and technical information, including engine values, engine shop visit costs, mean times between engine shop visits, LLP prices, and limits of specific LLPs. SH&E catalogs this information into its technical database. From this database, SH&E extracts and analyzes the discreet data points to formulate its maintenance cost and interval estimates. Through SH&E’s extensive work in aircraft and engine asset backed securitization transactions, these maintenance cost and interval assumptions are routinely validated.

Half-Life Value

The SH&E valuation approach starts by determining a half-life Current Market Value for each engine model in the bare condition, without a QEC kit. SH&E periodically and on an as-needed basis determines these half-life CMVs by reviewing recent sale

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and lease transactions, aircraft and engine availability trends, fuel burn and other technical aspects, noise and emission environmental constraints and maintenance requirements. Imputed half-life values may also be obtained by discounting lease rental streams and forecast residual values.

Maintenance Adjustment

The half-life CMV is adjusted (positive or negative) for each individual engine to reflect the maintenance status relative to the next refurbishment or overhaul and the life limited part maintenance status relative to its replacement. These adjustments are accomplished through three primary maintenance adjustments, as described below.

First, an adjustment is made based on the specific engine’s time since last performance restoring shop visit. An engine that is fresh out of an engine shop visit receives a positive adjustment of one-half of the engine shop visit value, while an engine that is unserviceable or otherwise in need of a shop visit, based upon the mean time between such shop visits, is given a negative adjustment equal to one-half of the engine shop visit value. For an engine with maintenance status between these two boundaries, the maintenance adjustment is linearly interpolated.

The second maintenance adjustment to the half-life CMV is related to the condition of the LLPs installed in an engine. The life remaining until each LLP is required to be replaced is compared to the maximum allowable life of the same new LLP. Similar to the adjustment for the engine shop visit status, new and expired LLPs are generally given positive and negative adjustments, respectively, equivalent to one-half of the new list price; a part with maintenance condition between these two end points is given a pro-rated adjustment.

Finally, a negative maintenance adjustment is applied if an LLP will require replacement prior to the engine needing a performance restoring shop visit, as predicted by the mean time between engine shop visits. This value adjustment accounts for the premature engine shop visit that will likely be required to replace the limiting LLP.

QEC Adjustment

An additional adjustment is made to the value of an individual bare engine if it has a QEC kit installed. The QEC kit contains some (in the case of “basic” or “neutral” QEC kits) or all (in the case of “full” QEC kits) of the hardware necessary to install the engine on the airframe, such as integrated drive generators, pneumatic anti-icing valves, wiring harnesses, nose cowls and thrust reversers. As with engine half-life CMVs, SH&E regularly reviews market intelligence to form its opinion of value.

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4	MARKET ASSESSMENT

4.1	THE COMMERCIAL AVIATION INDUSTRY

4.1.1	Summary

This section describes the key industry drivers that impact the market for owning, leasing and trading aircraft, engines, spare parts and other related assets. The market prospects and future values for these assets are ultimately tied to aircraft market supply and demand trends.

Drivers of Aircraft Demand

The world fleet is expected to grow steadily as airlines continue to develop service offerings to accommodate the world’s rapidly growing demand for air travel. Key elements that are currently driving growth in demand for both new and used aircraft include:

•	Ongoing economic growth in emerging markets and increasing propensity to travel in these regions;

•	Increasing low-cost carrier (“LCC”) penetration globally, which continues to drive traffic growth rates upward and drive demand for increased seat capacity;

•	Relaxation of regulatory constraints on air service between countries and on new carrier development within countries;

•	Stable growth in traffic demand in mature markets such as North America and Europe.

While the above factors drive demand for all aircraft and will lead to a doubling of the global fleet over the next two decades, a significant element of new aircraft demand is determined by the need to replace existing aircraft. Replacement demand is driven by a number of factors including:

•	Relative operating economics and environmental considerations;

•	Technological advancement;

•	Freighter conversion demand.

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Drivers of Aircraft Supply

The supply of aircraft is determined by the number of new aircraft that the manufacturers are able to deliver, as well as by the fleet retirement and freighter conversion decisions of airlines, which are based on assessments of the interaction between relative aircraft economics and the levels of passenger traffic and yield. Key elements that are currently impacting aircraft supply include the following:

•

Although Airbus is gradually expanding production and Boeing is contemplating a similar move, manufacturer production rates are generally constrained in the near term and delivery slots for new aircraft are largely sold out beyond 2010.

•	There are increasing signs, however, that certain airlines have over-ordered in the near term and there will likely be an ongoing reallocation of orders in the next two yeas.

•

Aging fleets and poor relative operating economics in North America, Europe, Africa and Latin America are increasing demand for aircraft retirement, but current supply shortages of new aircraft are forcing some carriers to defer retirement decisions in the near term.

•

The new aircraft supply shortage filters directly down into the used aircraft market, which also exhibits signs of imbalance with the number of available economically viable used aircraft declining steadily since 2002.

4.1.2	Global Demand Trends

Aircraft demand derives from the demand for passenger and cargo air transport. The translation of passenger and cargo traffic demand into demand for aircraft units is impacted by a number of factors as airlines attempt to optimize their fleets for given network structures and demand patterns. This section outlines some of the key trends that are expected to contribute to the demand for new and used aircraft over the coming years.

Historically, there has been strong correlation between world airline profits and global GDP. Figure 4-1 demonstrates the relationship between GDP and traffic growth and the related impact on airline income. Starting in 2000, economic recession and a series of external shocks, including the terrorist attacks in the United States of September 11, 2001, military actions in the Middle East, the SARS epidemic, surging fuel costs and several natural disasters combined to cause an unprecedented decline in air travel demand.

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As a result, 2001-03 was the worst three-year period in the history of the airline industry in terms of accumulated airline operating and net losses, which totaled $18 billion and $32 billion respectively.

Despite these challenges, the global economy expanded rapidly between 2002 and 2007, driving sustained growth in worldwide travel demand. In 2007, the global airline industry achieved record profits. For 2008, the International Air Transport Association (“IATA”) has predicted airline industry operating profits to decrease from $16.3 billion in 2007 to $15.3 billion, as a result of slightly weakening global economic growth, ongoing credit market difficulties and fuel prices remaining above $90 per barrel.

Figure 4-1: Historical and Forecast World Traffic (RPMs) and GDP Growth vs. World Airline Operating Income

Source: Airline Monitor, January 2008 and International Monetary Fund (“IMF”) World Economic Outlook Update, January 2008

At a global level, several key trends and developments are influencing the evolution of the air transport industry. Globalization continues to drive geographic diversification of the industry. The ongoing liberalization of domestic airline regulation in many large emerging markets, and continuing loosening of international air service restrictions, are allowing increased service opportunities and facilitating the development of new airline business models and start-up ventures. This dynamic is certain to increase competition and, as a result, airline consolidation is likely to occur in the coming year, particularly in the United States.

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Mergers between large network airlines can create substantial difficulties, particularly difficulties of labor integration. SH&E expects, however, that the economies of scale created by a large merger would result in cost reductions in numerous areas and allow for significant rationalization of network overlap. In terms of aircraft demand in the United States, this could have the effect of shifting flight activity away from regional aircraft services and toward larger narrowbody aircraft with lower unit costs.

High fuel prices continue to be a major strain on airline finances and this factor, in conjunction with increasing global concern over aviation’s environmental impact, is compelling the world’s airline operators to become much more fuel efficient. Modern aircraft and improved operational measures have helped improve fuel efficiency in recent years and airlines are aiming for a further 25% improvement by 2020.

Market Liberalization

Continued liberalization of air travel is also expected to fuel demand for additional aircraft. Many countries are entering into new bilateral agreements, or “open skies” accords, that will further liberalize international air travel and continue to create opportunities for new flights, new routes and new operators. In addition to international liberalization, many countries have deregulated the airline sector domestically, creating a substantial boom in demand for narrowbody equipment. A clear example of this development is India, which has witnessed the launch of six privately owned carriers in the last two years, creating a substantial increase in the number of aircraft serving the domestic market.

Low-Cost Carriers

The increasing presence of LCCs across the world is generating additional demand for aircraft by creating new markets and stimulating traffic demand with low fares. Given the importance of high asset utilization and service frequency, LCC fleet growth has predominantly focused on efficient and reliable narrowbody aircraft such as the Airbus A320 and the Boeing 737.

LCCs have existed since the early 1970s, when Southwest Airlines began service in the United States. Although much of the early growth was in North America, the LCC presence has strengthened in other world markets, particularly Europe where LCC intra-regional penetration overtook the U.S. level in 2007 for the first time. In Europe as a whole, LCCs accounted for 30% of intra-regional seat departures in 2007, compared with the 26.3% of U.S. domestic seat departures accounted for by United States-based LCCs, according to the Official Airline Guide (“OAG”).

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Figure 4-2 below shows the growth in LCC capacity by region during the last three years. North American LCC growth slowed while Europe continued to grow strongly, and Middle East/Africa and Latin America exhibited the most dramatic increases. LCC intercontinental service is also growing: AirAsia X, for example, plans to offer services to 45 long-haul destinations throughout Asia, Australasia, China, Europe and India. Virgin Blue Airlines also plans to start long-haul operations in 2008 with deliveries of the two first 777-300ERs.

Figure 4-2: LCC Capacity Growth by Region, 2005-07

Source: OAG, SH&E Analysis

Fuel Prices

Increased energy prices have counteracted many of the efficiency gains and cost cutting efforts undertaken by airlines since 2001. Fuel prices are expected to remain volatile for the foreseeable future due to the ongoing threat of terrorism, political instability in main production regions, and the threat of flow disruptions due to natural disasters. The sustained high price of fuel may have significant ramifications for the health of the air transport industry and the most immediate impact would be the continued increase in direct operating costs. IATA reports that the industry fuel bill increased from $44 billion (14% of cost) in 2003 to $135 billion (29% of cost) in 2007.

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Figure 4-3: New York Jet Fuel Prices Since November 2003 (cents per gallon)

Source: United States Department of Energy

Airlines can manage risk associated with fuel cost increases in the short term by entering into oil/fuel hedges and by implementing fuel surcharges, and in the longer term by shifting to more fuel-efficient fleets. Expectations that fuel prices will remain high in coming years are undoubtedly spurring plans for accelerated fleet replacement, particularly for the oldest aircraft in the global fleet.

An additional issue to be factored into future aircraft selection decisions is the impact of the growing international movement toward regulating and reducing levels of greenhouse gas emissions. The aviation industry, particularly in Europe, is being closely scrutinized and will be increasingly required to limit its contribution to climate change. While the industry continues to explore and deliver technological solutions to the problem, the imposition of carbon taxes and the inclusion of airlines in carbon trading schemes is a near-term reality. For airlines, therefore, the operation of modern, efficient aircraft and engines will become of critical importance over the coming years.

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4.1.3	Latest News

Regulatory Developments

•	In March 2007 the U.S. and European Union governments agreed to a long awaited open skies accord commencing in March 2008 and expected to spur significant new route service opportunities.

•

The primary element of the deal allows carriers based in the 27 European Union member states to fly from any European Union city to any U.S. city, while U.S. carriers will have rights to fly to any European Union airport, including London Heathrow.

•

This development has renewed interest in airline consolidation to make use of the lucrative slots at Heathrow. American and European carriers are exploring new partnerships and merger scenarios as they look to maximize revenue in the newly deregulated market.

•	The open question of foreign ownership, however, currently opposed by the U.S. congressional majority, could still prevent the open skies initiative from being permanent.

•	In February 2008, the United States and Australia signed an open skies agreement with unlimited frequencies, destinations and fifth freedom rights.

•	A recent aviation agreement between the United States and China will more than double the number of daily passenger flights between the two countries by 2012.

•

The introduction of the ASEAN[1] open skies could start at the end of 2008 with positive signs emerging that the 10 members will stick to their air service liberalization timetable. Third and fourth freedom air service between the members’ capital cities is to be fully liberalized from the end of 2008, followed by the liberalization of fifth freedom rights beyond capital cities by the end of 2010.

•

In addition, from 2010 the Chinese government will no longer require privately owned Chinese airlines to seek approval to launch domestic services to the country’s top ten airports, which will certainly increase competition and expand opportunities for such airlines.

•

India’s Civil Aviation Ministry expects to unveil a long-awaited new policy later this year that will enable more privately owned carriers to operate international services. The government’s existing policy states that privately owned carriers can only operate international services only after five years of operations and only if they have at least 20 aircraft.

[1]	The Association of Southeast Asian Nations (ASEAN) members includes Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam

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Start-Ups & New Services

•	Transatlantic all-business class services:

•	Eos, Silverjet and L’Avion are expanding all-premium services from Europe to New York and Dubai, but MAXjet has ceased operations.

•

British Airways announced plans for a new subsidiary, called Open Skies, which will serve Paris and Brussels from New York. Its 757s will offer three classes, with 24 business class beds, 28 premium economy seats, and 30 economy seats. Its A318s will be configured with only 34 all-premium seats, and will offer service to New York from London City Airport.

•

Virgin Atlantic was considering plans for its own all-premium transatlantic operation, but has put this on hold due to perceived poor progress on the second phase of open skies discussions between the European Union and the United States.

•	Scottish carrier City Star plans to enter the market by year-end with an all business class 757 operating between Aberdeen and Houston.

Major Aircraft Orders

After five years of dominance, Airbus lost its lead in aircraft orders during 2006 and 2007. Airbus reported a total of 1,341 net orders in 2007, compared to 1,413 for Boeing. Recent notable orders and commitments include:

•

Airbus: Emirates – 70 A350XWBs and 11 A380s; Dubai Aerospace Enterprise (DAE) Capital – 70 A320s and 30 A350XWBs; Wizz Air – 50 A320s; Air Arabia – 34 A320s; GECAS – 60 A320s; Qatar - 80 A350XWBs and 3 A380s; Kingfisher - 20 A320s, 10 A330/340s and 5 A350XWBs; and US Airways - 10 A330s, 22 A350XWBs and 60 A320s.

•	Boeing: LAN – 26 787s; Emirates – 12 777-300ERs; ILFC - 50 787s and 10 737s; Lion Air – 40 737-900ERs; Air Berlin – 25 787s; Air France – 9 777s and 7 737s.

Bankruptcies

•	MAXjet Airways ceased operations in December 2007; its failure has raised concerns about the viability of all-business class airlines.

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•	ATA Airlines filed for Chapter 11 bankruptcy protection in April 2008 following the loss of a key contract in their military charter business.

•	Aloha Airlines ceased operations March 31st after filing for Chapter 11 two weeks earlier for the second time in nearly two years.

•	Skybus Airlines, a low-cost Columbus, Ohio based airline that commenced service in mid-2007 with leased Airbus A319 aircraft, ceased operations on April 5, 2008.

Mergers & Acquisitions

•

Despite continued discussion of imminent consolidation, very little M&A activity has occurred to date following several high profile failures in recent years, including US Airways’ bid for Delta and TPG’s bid for Qantas.

•	Current discussions swirl around Iberia and Alitalia in Europe.

•	Air India and Indian Airlines finally completed their merger; Jet Airways acquired Air Sahara; and Kingfisher merged with Air Deccan.

•

Icelandair Group’s acquisition of charter specialist Travel Service was recently cleared by the Czech authorities. This has followed several transactions in the European leisure travel industry including the merger of Thomas Cook and MyTravel Airways, TUI and First Choice, and Air Berlin’s acquisition of LTU International Airways.

•

In the US, talks between Delta and Northwest are occurring, which is causing speculation of a reactionary Continental-United agreement. Shareholder pressure continues with Delta and Northwest managements indicating their desire to combine, though labor (pilots) has resisted as seniority list integration is an issue, even though a combination would likely accelerate new contracts and pay increases.

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Regional Trends

Figure 4-4 below shows that year-over-year passenger demand has grown steadily at a high rate in the Middle East compared to the other global regions during the last 12 months. Latin American growth surged in the later half of 2007, while the other major regions maintained stable positive growth rates throughout the year.

Figure 4-4: Historical Monthly Traffic Growth (last 12 months, year over year)

Source: IATA

North America

Despite high fuel prices, 2006 proved to be a turnaround year for many North American carriers and 2007 brought further improvements to industry profitability. Years of progress in reducing costs were finally matched by a strong revenue environment fuelled partially by the domestic capacity cuts of carriers under bankruptcy protection and deferral of deliveries of new aircraft by some LCCs. In December 2007, IATA reported that North American carriers’ operating profits had risen to $7.3 billion in 2006 compared with an operating loss of $300 million in 2005, with expected profits in 2007 as high as $9.3 billion.

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Major airlines such as US Airways and Northwest placed significant new aircraft orders in 2007 while American, United and Delta are still in the process of evaluating their current fleets and future needs. As a whole, U.S. airlines are lagging in terms of ordering aircraft to renew aging fleets. While new aircraft deliveries and fleet growth may lag behind the rest of the world in coming years, the sheer size of the current fleet combined with replacement requirements will drive the largest market for narrowbody aircraft globally.

Europe

As a group, Europe’s airlines have been profitable throughout the recent past, with the legacy carriers undergoing extensive restructuring of their business models to meet the challenges presented by high fuel prices and the increasing penetration and short-haul dominance of the LCCs. IATA expected operating profits for European carriers of $6.1 billion in 2007, with net profits of $2.1 billion. Air travel growth prospects for Eastern Europe are very positive. This passenger growth is being partially driven by European Union enlargement, which has bolstered the region’s economic growth, promoted liberalization in the aviation market, and encouraged the establishment of several LCCs. In Russia, air travel demand is hampered by Russian airlines’ difficulties in accessing the market for efficient, Western-built aircraft. This is beginning to change, however, as carriers become more active in ordering Airbus and Boeing aircraft for long-term fleet replacement and growth needs.

Led by major LCCs Ryanair, easyJet and Air Berlin, European LCC traffic has been growing at consistently high rates over the last several years. According to recent data from the European Low Fare Airline Association (“ELFAA”), the number of passengers carried on European LCCs increased from 18 million in 2000 to 140 million in 2006, an average annual growth rate of 41%.

Asia/Pacific

The Chinese market presents the primary growth engine in the region; passenger traffic growth has been very strong, with the number of passengers handled by China’s airports reaching nearly 332 million in 2006 for both domestic and international routes, an increase of 16.7% over the prior year. Recently announced international and domestic liberalization efforts by the Chinese government will be a welcome means of facilitating capacity expansion in the market.

In India, the present strong traffic increase is expected to continue, with India’s GDP growth expected to amount to 8.4% for 2007 and forecast to be 7.8% in 2008, according to the International Monetary Fund’s 2007 World Economic Outlook.

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In its 2007 traffic forecast, Airbus estimated that domestic traffic growth in India would average 5.5% annually over the next 20 years. Despite these long-term growth prospects, both India and China face infrastructural challenges that may constrain some demand in the next five years. In addition to the potential for substantial growth in India’s and China’s traffic, economic recovery in Japan and continued growth in Korea and Southeast Asia will contribute to continued regional demand.

Recently, LCCs have also been expanding into the long-haul air service market, reflected by long-haul aircraft order discussions by Jetstar, AirAsia X and Virgin Blue, and the start-up operation of Oasis Hong Kong Airlines.

Middle East/Africa

Air traffic in the Middle East and Africa has also grown rapidly in the last ten years. Governments in Persian Gulf states such as the United Arab Emirates and Qatar have supported the development of airlines, including Emirates Airlines, Etihad Airways and Qatar Airways, resulting in the rapid expansion of these airlines into long-haul markets. At the recent Dubai Airshow, Gulf carriers invested nearly $40 billion in orders for new aircraft, including $23.4 billion by Emirates Airlines and $13.5 billion by Qatar Airways. The LCC model has reached the Middle East region, with the launch of Air Arabia, Jazeera Airways, nas air and Sama Air in 2006 and 2007.

Africa is also experiencing growing demand for air travel, and major European carriers have started to add capacity to that continent to serve lucrative routes that are often governed by restrictive bilateral air service agreements.

Latin America

Since 2001, most Latin American economies have experienced an economic upturn. Several airlines in the region ceased operations in recent years, but the increased liberalization of domestic and international air transport markets has spurred renewed investment, reorganization and consolidation in the airline sector. Challenges associated with air traffic management and airport infrastructure are becoming apparent as demand continues to grow, and continued investment will be required in coming years. LCC capacity share in Latin America has risen due to the success of Gol Transportes Aereos in Brazil and to a new expansion of Mexican carriers.

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4.1.4	Manufacturer Production & Deliveries

The airline industry’s financial challenges in 2001-03 impacted aircraft and engine manufacturers. Airbus, Boeing, Pratt & Whitney, General Electric and Rolls-Royce implemented production cutbacks during that period. While neither Boeing nor Airbus experienced a high number of outright cancellations during the downturn, they deferred deliveries and adapted to much lower levels of new orders. By 2005, however, the economic recovery and rising demand for air travel pushed aircraft orders to record highs. 2007 proved to be another record year for new aircraft orders and, despite expanded production capability since 2003, the manufacturers are reported to be largely sold out through 2010.

The order backlog for new aircraft reached a peak in 2000, but then declined continuously through 2004. The surge in orders starting in 2005, however, led to an increase in backlog; net combined orders for Boeing and Airbus grew from only 520 aircraft in 2002, the lowest total since 1994, to more than 2,750 in 2007.

Figure 4-5: Jet Aircraft Order Backlog as Percentage of Total Fleet, 2001-07

	2001	2002	2003	2004	2005	2006	2007
Order Backlog	4,592	3,886	3,663	3,608	4,469	5,321	7,179
Commercial Jet Aircraft Fleet	16,847	17,548	18,205	18,927	19,647	20,316	21,158
Backlog as % of Fleet	27%	22%	20%	19%	23%	26%	34%

Source: ACAS, December 2007

As further evidence of the growing demand for additional capacity, the number of available used aircraft has declined steadily since 2002. The percentage of the world fleet that was available for sale or lease at the end of December 2007 fell to 2%, nearing the lows of 1.8% experienced in 1996. Such supply shortages generally result in higher lease rates and trading prices. For a number of aircraft types, particularly the Airbus A320 and Boeing 737, which are highly favored by LCCs, supply is very limited and there is some concern that manufacturers will not be able to satisfy demand in the near term despite production increases. Airbus has confirmed plans to increase production on its A320 line to 40 per month by the end of 2009, up from 32 today. In turn, Boeing is finalizing a capacity increase study on its 737 line, as both manufacturers continue to suggest that the next generation single-aisle aircraft will not enter service until beyond 2015.

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The chart below, which is based on potential build rates and planning from Boeing and Airbus, illustrates SH&E’s view as to the expected level of new aircraft deliveries from the two manufacturers over the next four years. It is possible, however, that constraints in the supply chain or significant delivery deferrals may prevent them from fully achieving these delivery rates.

Figure 4-6: World Aircraft Orders and Deliveries (1990-2007) and Delivery Forecast

Source: ACAS, December 2007, Forecast: SH&E

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4.2	UNITED STATES CARRIER FOCUS

4.2.1	Recent Trends

Revenues

Figure 4-7: Revenue Trends for the U.S. Airlines

Source: Data Base Products FORM 41, 3Q07

NB: Legacy includes AA, CO, DL, NW, UA and US/HP. LCC includes B6, F9, FL, NK, and WN (Regional Jets excluded)

In general, key U.S. carrier passenger revenue per available seat mile (“PRASM”) remained strong throughout 2006 and 2007. It is clear from the chart above that airlines are working to keep PRASM stable and growing over the course of the seasonal cycle, by managing yield and load factor. While this revenue performance certainly contributed to the positive financial results for U.S. carriers during 2006 and 2007, there are early signs that 2008 is likely to exhibit some weakening in unit revenues.

After roughly five years of ascendancy, pricing pressure from LCC competition diminished in 2006 and 2007. Gradual fare increases by LCCs to cover higher fuel bills, combined with legacy carrier revenue management revisions, reduced the gap between the LCC and legacy airline pricing structures. Moreover, the discount carriers are not only competing against one another, they are also facing resurgent competition from the legacy carriers. As shown in Figure 4-8, the average one-way fare gap between legacy carriers and LCCs has been reduced by almost $20 since 2001.

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Figure 4-8: Domestic Average Fare Premium: Legacy vs. LCC ($US)

Source: US DOT O&D Survey Q307

NB: Legacy includes AA, CO, DL, NW, UA and US/HP. LCC includes B6, F9, FL, NK ,SX, SY, TZ and WN (Regional Jets excluded)

While U.S. carriers’ domestic and Latin American yields finally began to increase in 2006, long-haul transoceanic yields continue to rise. As a result, several carriers, including Delta, Continental and United, are substantially increasing their transatlantic and transpacific capacity. This is likely to lead eventually to an erosion of yields in these markets as competition intensifies and capacity outstrips demand.

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Figure 4-9: Passenger Yields by Region for the U.S. Airlines, 2003-07 (US cents per RPM)

Source: ATA, Bureau of Labor Statistics

Costs

Figure 4-10: Total CASM Trend for the U.S. Airlines (US cents)

Source: Data Base Products FORM 41, 3Q07

NB: Legacy includes AA, CO, DL, NW, UA and US/HP. LCC includes B6, F9, FL, NK, and WN (Regional Jets excluded):CASM is the acronym for Cost per Available Seat Mile and is the most accurate reflection of an airline’s unit cost

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Despite increasing fuel prices, U.S. carriers were able to make improvements to unit cost performance during 2006, but the high price of oil continues to offset these gains. Since fuel prices are not predicted to drop, it will clearly become a priority to continue making cost improvements where possible, a significant challenge given that all major carriers have now exited bankruptcy protection, and ongoing labor negotiations at several airlines are likely to put pressure on wages in coming years.

Profitability

The chart below indicates that the improved operating profitability during 2006 and 2007 by the major legacy carriers was driven by incremental revenue gains while cost reductions established during 2005 were largely held in check.

Figure 4-11: CASM-RASM Trend for the U.S. Legacy Airlines (US cents)

Source: Data Base Products FORM 41, 3Q07

RASM is the acronym for Revenue per Available Seat Mile and is the most accurate reflection of an airline’s unit revenue

The next chart shows a slightly different trend regarding the cost and revenue performances of the key LCCs. LCCs are facing incremental cost increases that their legacy airline competitors were largely able to reduce during bankruptcy protection. This, combined with signs of weakening demand, is leading several LCCs, including JetBlue and Southwest to scale back near term growth plans.

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Figure 4-12: CASM-RASM Trends for the U.S. LCCs (US cents)

Source: Data Base Products FORM 41, 3Q07

RASM is the acronym for Revenue per Available Seat Mile and is the most accurate reflection of an airline’s unit revenue

4.2.2 Latest US Major Airline Results

United Airlines:

•	United Airlines reported a net loss of $53 million for the fourth quarter 2007 and a full year net profit of $606 million.

•

United is aiming to generate $1 billion in new revenue in the next five years, with $200 million to $300 million coming from product unbundling, including a recently announced policy to start charging for certain checked baggage.

Continental Airlines:

•	Continental Airlines reported a net income of $542 million for 2007 compared to $304 million in 2006, with revenues rising 8% on the year from $13.1 billion to $14.2 billion.

•	Despite these results, Continental Airlines is concerned about new competitors domestically and plans to scale back growth of domestic mainline expansion from 5% to 7% a year to 3% to 4% a year.

•	To balance the slower growing domestic routes, the airline is looking to expand its international routes.

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•	The carrier is currently competing for frequencies to Colombia, and considering adding additional Latin American service to Guatemala.

•

In July 2007, Continental Airlines signed a code-sharing agreement with India’s Kingfisher Airlines and China Southern, and is planning to launch service to China with its first 787, to be delivered in the summer of 2009.

Northwest Airlines:

•	In 2007, Northwest posted a net income of $2.1 billion, compared to a net loss of $2.8 billion in 2006, with revenues decreasing to $12.5 billion versus $12.6 billion in 2006.

•	Northwest Airlines emerged from Chapter 11 protection in May 2007, 20 months after filing for bankruptcy.

•

The airline is planning a moderate international expansion this year, although it plans to keep domestic growth flat. The carrier will take delivery of its first 787s in early 2009 to be used on routes to China, India, and possibly Vietnam.

American Airlines:

•	American Airlines reported a net loss of $69 million for the fourth quarter 2007 but a net profit of $399 million for the full year.

•	The airline cited a 29% increase in fuel expenses as the cause of the 4Q loss, but noted that it expects to be profitable at this level of fuel prices and even higher.

US Airways:

•	US Airways reported a net loss of $79 million for the fourth quarter 2007 and a net profit of $427 million for the full year.

•

US Airways will take delivery of 17 A330 aircraft in the next three years as it adds service to China from its hub in Philadelphia and works to further develop international service from Charlotte and Phoenix.

•

Less than two years after its merger with America West Airlines, US Airways announced at the Paris Air Show that it had agreed on terms with Airbus for 60 narrowbody and 32 widebody aircraft, including the new A350XWB, for fleet replacement.

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Delta Air Lines:

•

Delta Air Lines emerged from Chapter 11 bankruptcy protection at the end of April 2007 but, after reporting a net income of $220 million for the third quarter 2007, the carrier posted a $105 million loss in the fourth quarter. Full year profit for the year was $1.6 billion.

•	The airline is currently in merger talks with both United and Northwest, with the Delta-Northwest option touted by the press as the more likely scenario.

•	Delta has announced plans to remove 4% to 5% of domestic capacity in 2008, while growing international capacity at an estimated 15%.

Southwest Airlines:

•	Southwest Airlines reported a net income of $111 million for the fourth quarter 2007 and $645 million for the full year, a 29% improvement over 2006.

•

The carrier has announced plans to slow fleet growth in 2008 by accelerating retirement of some older types, and may delay delivery of up to 15 737NGs. The carrier announced in October 2007 that no new cities would be added to the schedule in 2008.

•

The long-term concern for the airline’s cost structure is the future of its fuel hedging strategy. About 90% of the airline’s projected fuel requirement in the third quarter is expected to come from hedged reserves, but that amount is forecast to decline to 65% in 2008.

JetBlue:

•	Despite a fourth quarter loss of $4 million, JetBlue Airways reported a net income of $18 million for the full year, the first full year profit since 2004.

•

JetBlue has slowed growth plans to add just 5% to 8% capacity in 2008 versus 12% in 2007. After an announcement in July 2007 that it is deferring delivery of 16 Embraer 190s, it announced in January 2008 that it is deferring delivery of 16 A320s from 2010 to 2012, and selling six of the type.

•	JetBlue has formalized a marketing alliance with Aer Lingus, and may add further marketing ties to Lufthansa, which recently acquired a 19% stake in JetBlue.

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4.2.3 Latest US Regional Airline Results

Air Wisconsin:

•

Air Wisconsin is the largest privately held regional airline in the United States, currently providing regional code-share service for US Airways. The airline also performs ground handling for United Express and Northwest Airlines.

•	Air Wisconsin reported an operating profit of $58 million for the year ended September 2007 compared to an operating profit of $55 million for calendar year 2006.

•	Through February 2008, passenger traffic was up by 7.8% versus 2007. With ASM capacity up by 3.0%, load factors improved to 64.6%, an increase of 2.4 percentage points.

American Eagle Airlines:

•	American Eagle Airlines is a wholly-owned subsidiary of AMR Corporation, providing regional feeder service to American Airlines.

•	In 2007, AMR Eagle reported $114 million in profit before income taxes on $2.3 billion in revenue.

•	On November 28, 2007, AMR announced its intent to explore the divestiture American Eagle during 2008.

Atlantic Southeast Airlines:

•	Atlantic Southeast Airlines (ASA) is owned by SkyWest Inc., a holding company that also owns SkyWest Airlines. ASA provides regional code-share flying for Delta Air Lines.

•	ASA’s parent company, SkyWest Inc. reported net income of $159 million for 2007 compared to $146 million in 2006. Total revenue grew from $3.1 billion to $3.4 billion an increase of 8.3%[2].

•	SkyWest Inc. has firm orders to acquire 18 new CRJ-700s, four new CRJ-900s, and to acquire four used CRJ-200s. In addition, it intends to sublease two additional CRJ-700s from Delta during 2008.

•	In response to high fuel costs and weak demand, Delta has announced a number of service cuts in certain regional jet markets served by ASA.

[2]	Includes results for both SkyWest Airlines and Atlantic Southeast Airlines (ASA); SkyWest, Inc. does not segment financial results by subsidiary.

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Chautauqua Airlines:

•

Chautauqua Airlines is a subsidiary of Republic Airways Holdings Inc., which also owns Shuttle America and Republic Airlines. Chautauqua Airlines currently provides regional code-share service for American Airlines, Continental Airlines, Delta Air Lines, United Airlines, US Airways, and Frontier Airlines.

•	Republic Airways Holdings Inc. reported net operating income of $79 million in 2007 on total revenues of $1.3 billion.

•

In 2008, Chautauqua Airlines will remove 24 Bombardier CRJ-200s, currently flown for Continental Airlines. In total, seven aircraft will leave service in 2008, ten in 2009, and seven in 2010. The carrier has not announced plans to replace the exiting aircraft.

Comair:

•	Comair is a wholly-owned subsidiary of Delta Air Lines, having been acquired by Delta in January 2000. The airline provides regional code-share service primarily from Delta’s Cincinnati hub.

•	Delta has considered selling Comair following its exit from bankruptcy, though those plans are now believed to be on hold.

•

In 2007, Comair reduced ASM capacity by 13.5% and saw traffic fall by 12.5%. In 2008, Comair will reduce its fleet of 131 aircraft to 114 by year end. Up to 14 50-seat Bombardier CRJs will be removed from service as Delta carrier prepares to focus on cost-cutting, eliminating unprofitable routes and developing its transatlantic services.

ExpressJet Airlines:

•

ExpressJet is owned by ExpressJet Holdings, and flies independently under its own brand and also provides regional code-share service for Continental (as Continental Express), and for Delta Air Lines (as Delta Connection).

•	On April 1, 2008 ExpressJet announced reduced frequencies across its branded flying network from 200 to 172 daily flights in response to higher fuel prices.

Horizon Air:

•

Horizon Air is a wholly owned subsidiary of Alaska Air Group and serves as the primary regional feeder for Alaska Airlines. Horizon previously provided regional feeder service for Frontier Airlines, although the contract was discontinued in December 2007, when Frontier established its new subsidiary, Lynx Aviation.

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•	Horizon Air reported net income of $11 million in 2007, compared to $12 million in 2006. During the year, total revenues grew from $644 million to $718 million, an increase of 12.2%.

Mesa Airlines:

•

Mesa Airlines is owned by Mesa Air Group, a holding company that operates three regional airline subsidiaries: Mesa Airlines, Freedom Airlines and Air Midwest. Mesa Airlines provides regional code-share service for Delta Air Lines, United Airlines, US Airways, and Midwest Airlines. The carrier also operates as an independent low cost brand called Mesa Airlines, in markets in and out of Albuquerque, New Mexico. Mesa also provides service in the Hawaiian inter-island market, where it operates 50-seat regional jets under the go! brand. In December 2006, Mesa entered into a joint venture with Shenzhen Airlines to create a regional airline in China, where it now serves 10 cities with a fleet of four 50-seat regional jets.

•	Mesa Airlines reported net income of $7 million in 2007 compared to $88 million net profit in 2006. Total revenue was flat on the year, increasing by 0.5% from $1.27 billion to $1.28 billion.

•

In October 2007, the United States Bankruptcy Court for the District of Hawaii ordered Mesa to pay $80.0 million in damages to Hawaiian Airlines for violating the terms of a confidentiality agreement between the two carriers.

Pinnacle Airlines:

•

Pinnacle Airlines is owned by Pinnacle Airlines Corp, a holding company that recently purchased Colgan Air, Inc. in January, 2008. Pinnacle operates regional code-share flights for Northwest Airlines and Delta Air Lines.

•	Pinnacle Airlines reported net income of $35 million in 2007 compared to $78 million in 2006. Total revenue declined by 4.5% on the year from $825 million to $787 million[3].

•

Pinnacle recently announced plans to enhance existing relationships with airline partners as well as enter into new contracts with other carriers. In April 2007, Pinnacle signed a 10-year capacity purchase agreement to be a

[3]	Includes results for Colgan Air which was acquired on January 18, 2007

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Delta Connection carrier – providing contract regional flying from Atlanta beginning in November 2007. The contract is expandable to 23 aircraft or more. In January 2008, Pinnacle also received DOT authority to fly to Canada as Delta Connection.

SkyWest Airlines:

•

SkyWest Airlines is owned by SkyWest Inc., a holding company that also owns Atlantic Southeast Airlines (ASA). Skywest provides regional code-share flying for Air Lines, United Airlines, and Midwest Airlines.

•	SkyWest Inc. reported net income of $159 million in 2007 compared to $146 million in 2006. Total revenues grew 8.3% on the year increasing from $3.1 billion to $3.4 billion[4].

•	SkyWest Inc. is reportedly seeking acquisitions targets in the U.S. domestic market, as well as partnerships with international operators in China, Brazil, Mexico and Europe.

4.3	REGIONAL JET MARKET OVERVIEW & ASSESSMENT

4.3.1	Regional Jet Market Overview

The regional jet market is inextricably linked to the fortunes of the airline industry as a whole and, as such, regional jet manufacturers have also been subjected to economic uncertainties, and the adverse market conditions faced by the broader civil aviation market.

Traditionally, regional aircraft have been used on shorter, lower-density routes. These markets were historically well served by turboprop aircraft until regional jets first appeared in the late 1980s. As low-cost carriers have increased their market penetration and point-to-point flying, traditional hub-and-spoke carriers have made increased use of regional aircraft to maintain service to the spoke cities. Regional jets have lower pilot and operating costs than larger jets, and major carriers have responded to the downturn in the economy and the increase in low-cost carrier penetration with increased reliance on smaller aircraft. Because of their longer range, and because passengers view these aircraft as more akin to larger jets in terms of comfort and convenience, airlines have substituted regional jets for larger jets on lower-density routes, as well as on busier routes at lighter times of the day.

[4]	Includes results for both SkyWest Airlines and Atlantic Southeast Airlines (ASA); SkyWest, Inc. does no segment financial results by subsidiary therefore results

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Regional jets and turboprop aircraft make up 14.9% and 10.9% of the total hours flown worldwide respectively, although the percentage remains smaller on a seat or distance basis. Regional jets are primarily concentrated in North America, which accounts for 75% of scheduled hours flown by regional jets worldwide. Regional jet operators are highly concentrated – the top seven carriers in terms of regional jet hours account for more than 50% of worldwide regional jet activity; this compares to 15 carriers for 50% of widebody aircraft hours and 19 carriers for 50% of narrowbody aircraft hours.

The regional jet manufacturing base is largely restricted to Empresa Brasileira de Aeronautica, S.A. (“Embraer”) and Bombardier, Inc. (“Bombardier”) which are jointly responsible for over 80% of the regional jets operating in the world today. Such companies as Fairchild Dornier and BAE Systems manufactured the remainder, but have largely exited the new regional jet market. Nevertheless, increasing competition in the future is likely from Sukhoi with its Superjet 100, the proposed Chinese AVIC I Commercial Aircraft Company ARJ21 Advanced Regional Jet, and potentially from Mitsubishi with its Mitsubishi Regional Jet (“MRJ”).

Almost all of the capacity growth in regional jets has come from carriers in North America and, in particular, the United States. From 2004 to 2006, regional jet capacity remained reasonably static in Europe, while regional jet capacity in Asia and the Pacific Rim decreased 40% over the same period, mainly due to the removal from service of older regional jets such as the BAe-146 series. However, it should be noted that capacity for Embraer and Bombardier regional jets is now growing in Asia and the Pacific Rim. Although the market still represents a comparatively small portion of the overall regional jet market, this growth does suggest significant potential for the future.

The ongoing threat of terrorism, competition from low-cost carriers, and persistently high fuel prices have forced the major U.S. carriers to cut costs and capacity simultaneously. With longer-range regional jets available, many major airlines have chosen to transfer capacity from narrowbody mainline aircraft to regional jets, enabling the reduction of trip related fuel costs, but at the same time increasing market penetration by increasing flight frequencies.

Despite the sharp growth of regional jet operations in the United States through 2007, the ability to make full use of regional aircraft has been limited by labor contracts

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that include scope clauses. While scope clauses differ from airline to airline, they all affect the ability of the carriers to use regional aircraft by limiting the size and the number of the regional aircraft that can be flown. For example, US Airways had been limited to flying no more than 70 regional aircraft that could be no larger than 69-seat capacity. With the major restructuring of labor contracts that occurred in the recent downturn, there has been a relaxation of the scope clauses. The maximum number of regional jets that US Airways can fly has increased to 465, with the maximum number of seats increased to 90. Similarly the maximum aircraft size for United has been increased from 50 to 70 seats. The weakening of the scope clauses is expected to increase the use of regional aircraft by the major airlines, and the increase in allowed aircraft size will continue to move the average regional jet to the 70-seat and larger size. In the United States, it is likely that there will continue to be a market for the 50-seat aircraft as the small turboprop markets develop and the smaller regional jets replace those aircraft. It will, however, be a comparatively mature market and much-reduced demand is expected for new aircraft.

Outside of North America, growth of smaller regional jets is likely to remain more modest. Few routes in the developing world would benefit from migrating from narrowbody to regional jet usage because of the latter’s higher unit costs. The same could be said for Europe, where congestion and high landing fees at many airports result in pricing that favors larger jet aircraft. SH&E anticipates that the majority of growth in the global regional jet market will be for larger aircraft such as the 70 to 110-seat offerings from Embraer and Bombardier.

The structure of regional airline operation in the U.S. is also undergoing significant change as airlines face relentless cost pressures. Although a majority of the regional airlines that are used by the major carriers are wholly owned subsidiaries, a number of the regional affiliates are independent of the major carriers and fly under contract either on a pro-rate or a fee per departure basis. Under the fee-per-departure contract, the major carrier controls the marketing and scheduling, and pays a set fee to the regional carrier with the regional carrier relatively insulated from market risk. The converse is true of pro-rate contracts under which the regional carrier has freedom to set schedules and often to sell local tickets. The pro-rate agreements set the terms for splitting the ticket revenue received from passengers with segments on both the regional and the major carrier and the regional carrier assumes a greater proportion of the market risk.

Major carriers often have both kinds of contracts with different regional airlines. For example, Delta has fee-per-departure contracts with Chautauqua Airlines, ExpressJet, and SkyWest, and also pro-rate contracts with American Eagle Airlines and

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ExpressJet. In a major recession, however, the major carriers cannot afford to continue paying the higher fees, and, as occurred in the recent downturn, many major carriers renegotiated the terms of the contracts, making them less advantageous to the regional carriers. For example, United announced in November 2004 that it would competitively re-bid routes that Air Wisconsin Airlines Co. (“Air Wisconsin”) was flying. Many of these routes were subsequently awarded to SkyWest, Go Jet Airlines, and Mesa. Meanwhile, Air Wisconsin now operates feeder services on behalf of US Airways.

The ownership status of many regional carriers has changed over time. For example, ASA and Comair became wholly owned subsidiaries of Delta Air Lines in 2000, and Air France acquired Brit Air in 2000. Conversely, ExpressJet Airlines, Inc. had been wholly owned by Continental Airlines, Inc. (“Continental”), but the regional airline became a public company with an initial public offering in 2002. In September 2005, Delta announced the sale of wholly-owned subsidiary Atlantic Southeast Airlines to Delta Connection carrier SkyWest. Meanwhile, ACE Aviation Holdings, Inc., the parent of Air Canada, completed the spin-off of its Jazz regional subsidiary in February 2006 and Pinnacle Airlines purchased Colgan Air in late 2006.

Despite these present structural uncertainties the growing importance of regional flying to both U.S. and European major carriers. As seen in the following figure, the percentage of the total domestic capacity flown by regional airlines has increased substantially at a large number of major airlines from 2006 to 2007:

Figure 4-13: Regional Airline Share of Mainline Domestic Capacity

	September 2006	September 2007	Change
American	5%	11%	5.7 pts
Continental	9%	17%	8.7 pts
Delta	13%	23%	10.0 pts
Northwest	6%	14%	7.3 pts
United	5%	16%	11.0 pts
US Airways	16%	23%	7.0 pts
Lufthansa	11%	26%	15.1 pts
British Airways	23%	22%	-0.9 pts
Air France	21%	30%	8.5 pts

Source: OAG Schedules; for European carriers, data is intra-European

Further demonstration of the increased importance of regional flying to North American carriers is illustrated in the figure below, which compares the growth in the

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proportion of total capacity operated by regional aircraft across world regions. After September 11th, the use of large aircraft by domestic airlines in North America decreased, and has not fully recovered. Regional aircraft available seat miles (“ASMs”), including regional jet and turboprop aircraft, now represent over 10% of the North American carriers’ capacity.

Figure 4-14: Share of Scheduled ASMs Operated by Regional Aircraft by Carrier World Region

Source: OAG Schedules, September of each year

4.3.2	Regional Jet Market Assessment

The future for regional aircraft depends on a number of factors. The ongoing need to increase efficiency by the legacy carriers means that regional aircraft will continue to be attractive and will continue to grow. As airport congestion increases there will be a natural trend toward larger aircraft at the affected airports. Although this will inhibit the growth of regional aircraft at the congested airports, the congestion will foster the development of point-to-point routes that bypass those airports, and those routes will require regional aircraft.

The future nature and mix of sector markets by seat category will be highly influenced by the effect of fuel prices, changes in existing scope clause restrictions, deterioration in yields, and the availability of new-technology aircraft in coming years. Smaller regional jets will face strong competition from new-generation turboprop aircraft that offer compelling economics on short sectors.

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In North America, many of the regional airlines are tied to major carriers whose financial status continues to be uncertain, and face the challenge of adapting to a new airline business environment. Previously established regional affiliates are facing reduced profit margins and increased competition upon renegotiation of existing contracts. The once profitable “fee-per-departure” contracts with major carriers have come under considerable pressure, most notably from United’s, Delta’s, and Northwest’s bankruptcy filings, and from continuing cost cutting and hub retrenchment by the United States legacy carriers. This turmoil is likely to continue unabated over the next few years, leading to large structural changes that could be further exacerbated by the liquidation of a major carrier. The net effect is likely to be a more diverse United States regional sector operating under a broad range of business models. The potential for market oversupply of the smaller capacity regional jets will also increase.

In Europe, the market has developed differently and it is unlikely to provide a substantial outlet for surplus used regional jets. Moreover, European carriers have a much greater propensity to operate turboprop aircraft due to high airport and navigation fees, emission taxes, and fuel charges. Outside North America and Europe, the regional markets are far less developed and have more growth potential. Future market development in China and India may create significant additional opportunities.

The following table shows Embraer’s forecast for regional growth by region. Embraer’s North America forecast shows strong growth for all aircraft seat categories in this region. Embraer expects Europe to continue to sustain growth for large regional jets, as significant numbers of older turboprop aircraft are replaced. While the growth in the rest of the world is not expected to be as strong, with the distance between major cities and lower frequencies still favoring larger jets, growth is expected to increase. Economic growth is expected to increase regional jet usage in India and China, in particular.

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Figure 4-15: Projected Regional Jet Growth, 2007-2026

Region	30-60 Seat	61-90 Seat	90-120 Seat	Total
North America	945	1,370	1,535	3,850
Europe	70	520	700	1,290
Latin America	15	160	305	480
Africa & Middle East	20	160	180	360
China	195	80	355	630
Russia & CIS	135	140	230	505
Asia Pacific	20	170	195	385
Totals	1,400	2,600	3,500	7,500

Source: Embraer Market Outlook, 2007-2026

The various manufacturer forecasts for regional jets generally anticipate continued strong growth. As can be seen in the table below, there is some divergence in the forecasts, although much of that is probably driven by differences in seat category definitions and the inclusion or exclusion of turboprop aircraft. By way of example, Bombardier’s forecast includes 1,900 turboprops and aircraft sized between 20 and 130 seats whereas Embraer forecasts for regional jets only, sized between 30 and 120 seats.

Figure 4-16: Projected Regional Aircraft Fleet Growth

Period	Bombardier 2007-2026	Embraer* 2007-2026	Rolls-Royce 2006-2025
Projected Total Fleet	16,300	9,070	9,986
Additions – Growth	5,700	4,590	3,436
Additions – Replacement	5,500	2,910	4,901
Total Additions	11,500	7,500	8,337
Additions per Year	575	375	417

Source: Boeing, Rolls Royce, Embraer

While each manufacturer forecasts strong demand for regional jets, there is concern that the 50-seat regional-jet market may be nearing maturity, as evidenced by the reduction in orders for new aircraft over the last three years, the temporarily halted production of the Bombardier CRJ200 aircraft, and the increased availability of the CRJ200 on the market for a protracted period through 2006. The greater expense per

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seat of the 50-seat regional jets puts them at a disadvantage when compared to larger aircraft, and the weakening of scope clauses has allowed greater use of larger aircraft. In addition, turboprop aircraft remain significantly cheaper to operate on shorter flights. As regional jets continue to increase their worldwide penetration, it is likely that the market for used smaller regional jets will increase outside of North America and Europe.

Bombardier and Embraer are working actively to develop secondary markets to support demand for the smaller regional jet aircraft, including new roles as corporate shuttles and as package freighters, and with start-up carriers in less developed countries, although the opportunities may be limited.

30 to 45 Seat Market

The 30 seat jet market remains quite limited with many existing aircraft increasingly serving as large private business jets, or in a shuttle role within corporate flight departments. Embraer is the only manufacturer technically still active in this difficult market but there are no outstanding orders for their market offering, the ERJ-135.

Demand for the out-of-production 34-seat AvCraft 328JET is very soft due to a greatly reduced operating base and it faces significant competition from such aircraft as the Embraer EMB120, the Saab 340A and –B variants, the BAE Jetstream J41, the de Havilland DHC-8-100 and –200 series aircraft and the Shorts 360-300.

Embraer’s ERJ-140 model was tailored principally for the needs of American Eagle and Chautauqua Airlines. As American Eagle has converted its ERJ-140 orders and options to the ERJ-145 variant, and there are no outstanding orders for the ERJ-140 aircraft, future prospects for the variant are poor.

General airline demand for new aircraft in this category is waning, as indicated by recent trends in aircraft use patterns as well as order and delivery trends.

50 Seat Market

The 50-seat market, in significant decline through 2006, has improved somewhat for both Embraer and Bombardier. The relatively high availability of the Canadair CRJ100 and -200 series aircraft has historically been a source of market concern heightened by a temporary cessation production of the CRJ200 in early 2006. More recently, however, the efforts by Bombardier to find secondary roles for the CRJ200 have borne fruit with West Air Sweden taking two CRJ200 PF (“Package Freighters”) and in line with more use in business and shuttle operations, availability

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has dropped from 32 aircraft to 19 over the past year. Some new operations have also been created in the United States including Mesa with Go! and SkyWest with Midwest Express. Some additional demand is expected with the development of new markets in China, India, Mexico and Russia and although the current aircraft offerings have reached maturity in terms of their production cycles, this segment still has an important role to play in the North American market which has accounted for almost 75% of all 50-seat regional jet orders.

This market, nevertheless, continues to reflect profound change relating to the problems of legacy carriers and changing economic fundamentals. Relaxation of pilot scope clauses, a weak revenue environment, high fuel prices, and United States FAA-mandated changes in average passenger weights has resulted in a pronounced shift by United States airlines to larger-capacity aircraft as they come available.

Perhaps most significantly, the lack of interest by low-cost carriers has shown that the 50-seat jet is not compatible with the low-cost carrier business model. Furthermore, the potential bankruptcy-related rejection of feeder agreements by legacy carriers for 50-seat regional jets owned by the respective regional airlines may have a significant effect on market values and lease rates if large numbers of surplus aircraft enter the market for the first time.

Again, there have been few sales of used regional jets to provide a history of residual value performance, making valuation of these aircraft types extremely difficult. The bulk of orders for the CRJ200 and ERJ-145 are past, and with 80% of scheduled hours in this size category operated in the United States, development of secondary markets for these types is vital to protecting residual value and lease rates. The previous ability of U.S. regional carriers such as Chautauqua to absorb excess European aircraft is unlikely to reappear in the current climate.

GECAS, the world’s largest operating lessor, is having some initial success in developing a 50-seat jet market in China and is now looking to India for growth opportunities. Bombardier has had success placing the type in Mexico, Africa and India, and Embraer holds a healthy backlog of 53 ERJ-145LI aircraft which will be manufactured and operated in China. Such low-yield markets may prove a difficult fit for this aircraft in the short-term, however. As infrastructure at small airports in India, China and elsewhere develops, new regional jet markets are likely to follow, creating a potential outlet for United States-based aircraft, should events accelerate fleet disposal. Until such developments occur, however, future buyers in this market segment will be limited and lease rates and residual values will continue to be under pressure. In mitigation, the comprehensive support of the Original Equipment Manufacturers (“OEMs”) will be most beneficial.

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4.4	MARKET ASSESSMENT FOR THE SUBJECT ASSETS

4.4.1	Spare Parts Market Overview

Demand for used aircraft parts is tied directly to utilization of the aircraft that the spare parts support: the greater the utilization, the greater the wear on the components, resulting in more frequent part replacements, repairs and overhauls.

The Maintenance Repair and Overhaul (“MRO”) market was adversely affected by the re-fleeting programs of the late 1990s, when carriers replaced or retired older aircraft for newer aircraft, resulting in lower demand for maintenance services including parts. Following September 11, 2001, many airlines parked, retired, or returned their older aircraft that were more costly to operate because of higher fuel burn rates and greater need for maintenance. Parts companies, both large and small, found themselves in distress or failed in the years following September 11, 2001, as they had large parts inventories for which there was suddenly limited demand.

A resurgence in capacity and aircraft utilization since the bottom of the market in 2003-2004 has since increased demand for spare parts, although this stimulus is limited to parts for specific aircraft types that have seen increased utilization. Demand for parts of older aircraft types that have not returned to active service en masse remains fairly limited.

The emphasis within airlines to increase their profitability and to meet the resurgence in air traffic demand has resulted in the higher utilization of their assets. According to The Airline Monitor, single-aisle aircraft in the United States (excluding regional jets) operated 10.29 block hours per day in 2006, fully 10% more than they operated in 2002, while twin-aisle aircraft operated 16% more in 2007 than in 2002, at 12.13 block hours per day.

The daily utilization of the aircraft has never been higher, and as the large numbers of second and third generation aircraft delivered in the 1990s continue to mature, they generate a very significant amount of work for the MRO industry. This, coupled with the move of many airlines to outsource their maintenance activities, especially in the United States, is providing a continually expanding customer base for MRO providers who would be likely purchasers of the Subject Assets, as would intermediary brokers.

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It should be borne in mind that the source of material for the parts aftermarket (excluding the OEMs) is limited to airlines selling their surplus parts, inventory liquidations and parts generated as a result of aircraft being dismantled (“parted out”). An associated and very relevant consequence of the current high demand for operational aircraft is that the number of aircraft available for part out has been far lower than normal and this has resulted in a reduction of parts availability and a consequential firming of trading prices.

The Embraer ERJ aircraft family is relatively young, the first aircraft having been delivered in 1996. Today, the fleet totals 1,008 aircraft in service. An additional 57 more aircraft are on order with delivery dates extending to 2011, though most of these aircraft are being assembled in China for Hainan Airlines or are to be delivered in corporate aircraft configuration. Only ten aircraft, representing approximately 1% of the fleet, are currently parked, representative of the strong demand.

However, as ExpressJet operates more than 25% of the active ERJ family aircraft, in the event of insolvency, the demand for the inventory would drop substantially and would take some time to recover until the aircraft were put back into service with other operators. As a result, the recovery on the inventory in an orderly liquidation scenario is expected to be significantly impaired.

4.4.2	The AE3007 Series Engine Market Overview

There are approximately 1,700 AE3007 series engines in passenger aircraft service as of December 31, 2007. These engines are generally installed on Embraer ERJ-135 / 140 / 145 and Legacy series aircraft. ExpressJet and American Eagle are the two largest operators of this engine type and operate over 50% of the total in-service engines noted above. The remaining engines are deployed across a broad operator fleet base with wide geographic distribution, which assists remarketability and generally supports values. Nearly 90% of the AE3007 powered Embraer fleet is supported under Rolls-Royce’s TotalCare.

In the 30-50 seat market, Embraer’s major competitor is Bombardier’s CRJ-200 series aircraft. In recent years, operators have been turning to turboprops in this seating capacity category because they are more fuel efficient than regional jets and experience little block time disadvantage on routes of 200 nautical miles or less. However, it is unlikely that regional jets in this category will be completely replaced

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by turboprops and it is doubtful that a third major competitor will emerge in this category. As a result, SH&E expects the AE3007 engine values and lease rates should remain stable in the near term.

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5	QUALIFICATIONS

Founded in 1963 and with offices in New York, Boston, Washington and London, SH&E is the world’s largest consulting firm specializing in commercial aviation. Its staff of approximately 100 personnel encompasses expertise in all disciplines of the industry and the firm has provided appraisal, consulting, strategic planning and technical services to airlines, leasing companies, government agencies, airframe and engine manufacturers, and financial institutions.

SH&E’s appraisal staff are all members of the International Society of Transport Aircraft Trading (ISTAT), the internationally recognized body for the certification of aircraft appraisers. SH&E performs all appraisals in accordance with the definitions, guidelines and standards set forth by ISTAT. SH&E’s officer responsible for all appraisals is an ISTAT Senior Appraiser.

SH&E annually values approximately $30 billion of aviation assets including commercial and military equipment, international routes, airline fleets and lease portfolios. The appraisals range from full appraisals involving detailed aircraft and record inspections conducted by SH&E’s technical staff to the valuation of tax-based leases. SH&E’s proprietary aircraft residual value model is widely accepted by the rating agencies as a reliable forecasting tool. In addition to the above aircraft valuations, SH&E annually values in excess of $5 billion worth of aircraft spare parts and spare engines. SH&E routinely values flight simulators, hangar tooling, ground equipment, gates, slots, maintenance facilities and Fixed Base Operations.

A related service that SH&E offers its clients is Asset Management. Over the last few years, SH&E has been the principal asset manager responsible for the recovery and subsequent remarketing of approximately 300 aircraft, nearly 150 engines and some significant inventories of spare parts.

This active participation in the marketplace provides SH&E with practical and firsthand knowledge of the values and lease rates of aircraft, engines, and parts.

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6	LIMITATIONS

SH&E used information supplied by the Client together with in-house data accumulated through other recent studies of aircraft parts transactions.

SH&E’s opinions are based upon historical relationships and expectations that it believes are reasonable.

Some of the underlying assumptions, including those described above or detailed explicitly or implicitly elsewhere in this report, may not materialize because of unanticipated events and circumstances. SH&E’s opinions could, and would, vary materially, should any of the above assumptions prove to be inaccurate.

The opinions expressed herein are not given for, or as an inducement or endorsement for, any financial transaction. They are prepared for the exclusive use of the addressee. SH&E accepts no responsibility for damages, if any, that result from decisions made or actions taken based on this report.

This report does not address the validity of title or ownership of the items discussed herein.

This report reflects SH&E’s expert opinion and best judgment based upon the information available to it at the time of its preparation. SH&E does not have, and does not expect to have, any financial interest in the appraised property.

For SH&E:

Ken DeJaeger

Vice President

Appraiser

International Society of Transport Aircraft Trading

28 May 2008

6547/28 May 2008	Page 52

SH&E International Air Transport Consultancy

APPENDIX A

ERJ FAMILY AIRCRAFT DESCRIPTION

Embraer ERJ-145 Series Aircraft Specifications

Figure A1: ERJ-145 Series Aircraft Specifications

Aircraft Type	ERJ135ER	ERJ135LR	ERJ140ER	ERJ140LR	ERJ145ER	ERJ145LR	ERJ145XR
A3007 Engine Variant	A1/3	A1/3	A1/3	A1/3	A1	A1	A1E
Passenger Capacity	37	37	44	44	50	50	50
Length Overall	86 ft 5 in	86 ft 5 in	93 ft 7 in	93 ft 7 in	98 ft 0 in	98 ft 0 in	98 ft 0 in
MTOW (lb)	41,887	44,092	44,312	46,517	45,414	48,501	52,910
Maximum Payload (lb)	9,050	9,716	11,437	11,453	11,215	12,610	12,985
Maximum Fuel (USG)	1,360	1,690	1,360	1,690	1,360	1,690	1,965
Operating Range (nm)	1,138	1,489	1,074	1,466	963	1,379	2,060

ERJ-145 Series Aircraft Description

Empresa Brasiliera de Aeronautica S.A. (“Embraer”) rolled out the ERJ series in August 1995 as a means of entry into the developing regional jet marketplace. Regional jets such as the ERJ were initially designed to extend the service range of airlines by supplementing turboprop service and only later did it become evident that regional jets were primarily used to replace larger commercial jets on short to medium-haul routes where higher frequency and less capacity is required. The number of 50 seat regional jets in service had been growing rapidly since the late 1990s and is now an important segment of the jet transport market.

The Embraer ERJ-145 is a twin-engine, regional jet aircraft able to carry 50 passengers in a standard three-abreast configuration. The ERJ-145ER (“Extended Range”) was first delivered to Continental Express, the U.S. launch customer, in December 1996. There are no outstanding orders for this variant. The ERJ-145LR (“Long Range”) shares the same fuselage as the earlier variant, but has a maximum range of 1,540 nautical miles (“nm”) or 440 nm more than the ERJ 145ER. The ERJ-145LR order book has also reduced to zero with 407 aircraft delivered to date5. Continental Express was also the launch customer for the newest addition to the ERJ-145 family, the ERJ-145XR (“Extra Long Range”). ExpressJet, previously a Continental Express affiliate, currently with 104 aircraft in service, is the sole airline operator for this variant, powered by up-rated Rolls-Royce AE 3007A1E turbofans.

[5]	AvSoft UK ACAS Aircraft Analytical System – January 2008

Featuring a revised wing, a reinforced fuselage, and increased fuel capacity; this aircraft offers a 4,410 pounds (“lb”) increase in maximum takeoff weight (“MTOW”) and an operating range of up to 2,060 nm. The first aircraft was delivered in October 2002 and all outstanding orders have been fulfilled6.

Additional manufacturer base model designations include the ERJ-145LU, a European version of the ERJ-145LR with a reduced MTOW to reduce airport and navigation charges. Initial ER and EU model designations have been supplanted by MP and MK terminology in line with a significant increase in operating weights compared to predecessor models. The MK version has a reduced MTOW relative to the MP for European operations. As noted later in this section, the ERJ-145LI is manufactured by Harbin Embraer Aircraft Industry in China.

The Embraer ERJ-145 also serves in defense-related roles in RS and SA designations. The ERJ-145 RS (“Remote Sensing”), equipped with surveillance mission equipment, is in service with the Brazilian Air Force and is utilized for the Brazilian Government SIVAM Amazon surveillance program. The ERJ-145 SA is deployed with the Brazilian Air Force in an Airborne Early Warning And Control (“AEW&C”) role and is equipped with a side-looking airborne radar. The Mexican Air Force also operates one aircraft.

As of December 31, 2007, Embraer reported 687 ERJ-145 series aircraft deliveries and an order backlog of 46 aircraft. Eight aircraft are currently listed as parked7, with two aircraft available for sale or lease8.

The Embraer ERJ-135 is a 37-seat regional jet launched in September 1997. The launch customer was Flandre Air, an affiliate of Air Liberte, which placed eight firm orders and 12 options. Continental Express was the North American launch customer. The ERJ-135 is a derivative of the ERJ-145, with a 12-foot shorter fuselage. The ERJ-135 is available in both an ER and LR variant, with the latter offering some 350 nm additional range and nearly 700 lb greater payload capability. As of December 31, 2007, Embraer reported 108 deliveries. One aircraft is currently listed as parked with one ERJ-135 series aircraft noted as available for immediate sale.

The Embraer ERJ-140 is a 44-seat regional jet launched by Embraer in the latter half of 2000. As with the ERJ-135, the ERJ-140 is a derivative of the ERJ-145 with a fuselage that is nearly six feet shorter. American Eagle ordered 139 of the ERJ-140LR variant, and has taken delivery of 59 aircraft, changing the remaining orders to the ERJ-145LR variant. Midwest Connect had ordered 20 ERJ-140 aircraft, to be delivered between 2006 and 2009 but this order has now been cancelled9. A further 15 ERJ-140LR aircraft are currently operated by Chautauqua Airlines. First delivery of the ERJ-140LR took place in August 2001.

[6]	Embraer – December 31, 2007
[7]	AvSoft UK ACAS Aircraft Analytical System – January 2008
[8]	BACK JetMart Commercial Jet Transport Transactions and Availability – February 2008
[9]	AvSoft UK ACAS Aircraft Analytical System – June 2007

As of January 2008, 75 ERJ-140 series aircraft were in operation with three airline operators. There are no parked aircraft listed, nor are any aircraft currently available for sale or lease.

In December 2002, Embraer announced that the company would set up a production facility for the ERJ-135/-140/-145 aircraft in China. Guangzhou-based China Southern Airlines has taken delivery of its six Embraer ERJ-145LIs ordered for assembly under license in China by Harbin Embraer Aircraft Industry. China Eastern Airlines currently operates eight ERJ-145LIs and has a further two aircraft on order with deliveries planned from 2008. In August 2006, Hainan Airlines placed a large order for 50 ERJ-145LIs with deliveries having commenced in 2007 and continuing through 2011.

SH&E International Air Transport Consultancy

APPENDIX B

SPARE ENGINE VALUATION DETAIL

Engine Manufacturer	Engine Model	ESN	QEC	CMV (USDm)
Rolls-Royce Allison	AE3007A1E	312401	Basic	$2.59
Rolls-Royce Allison	AE3007A1E	312656	Basic	$2.49
Rolls-Royce Allison	AE3007A1E	312294	Basic	$2.87
Rolls-Royce Allison	AE3007A1E	312393	Basic	$2.41
Rolls-Royce Allison	AE3007A1E	312498	Basic	$2.63
Rolls-Royce Allison	AE3007A1E	312317	Basic	$2.81
Rolls-Royce Allison	AE3007A1E	312272	Basic	$2.74
Rolls-Royce Allison	AE3007A1E	312521	Basic	$2.84
Rolls-Royce Allison	AE3007A1E	312318	Basic	$3.03
Rolls-Royce Allison	AE3007A1E	312255	Basic	$2.14
Rolls-Royce Allison	AE3007A1E	312448	Basic	$2.90
Rolls-Royce Allison	AE3007A1E	312281	—	$2.28
Rolls-Royce Allison	AE3007A1/3	311995	Basic	$2.07
Rolls-Royce Allison	AE3007A1/3	310069	Basic	$1.91
Rolls-Royce Allison	AE3007A1/3	310022	Basic	$1.80
Rolls-Royce Allison	AE3007A1/3	311029	Basic	$2.07
Rolls-Royce Allison	AE3007A1/3	311494	Basic	$2.39
Rolls-Royce Allison	AE3007A1/3	311471	Basic	$2.46
Rolls-Royce Allison	AE3007A1P	310018	Basic	$2.86
Rolls-Royce Allison	AE3007A1P	312129	Basic	$1.92
Rolls-Royce Allison	AE3007A1P	310064	Basic	$2.25
Rolls-Royce Allison	AE3007A1P	311779	Basic	$2.44
Rolls-Royce Allison	AE3007A1P	310019	Basic	$2.72
Rolls-Royce Allison	AE3007A1P	311774	Basic	$2.44
Rolls-Royce Allison	AE3007A1P	311873	Basic	$2.25
Rolls-Royce Allison	AE3007A1P	311561	Basic	$2.08
Rolls-Royce Allison	AE3007A1P	311213	Basic	$1.85
Rolls-Royce Allison	AE3007A1P	311648	Basic	$2.11
Rolls-Royce Allison	AE3007A1P	311810	Basic	$2.62
Rolls-Royce Allison	AE3007A1P	311120	Basic	$2.58
Rolls-Royce Allison	AE3007A1P	311223	Basic	$2.52
Rolls-Royce Allison	AE3007A1P	310034	Basic	$2.28
Rolls-Royce Allison	AE3007A1P	311222	Basic	$1.94
Rolls-Royce Allison	AE3007A1P	310025	Basic	$2.76
Rolls-Royce Allison	AE3007A1P	311130	—	$2.51
Grand Total				$84.56

Source: ExpressJet, SH&E